Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of Columbia Funds Series Trust


In planning and performing our audit of the financial statements of Columbia Total Return Bond Fund,
Columbia Short Term Bond Fund, Columbia High Income
Fund, Columbia Short-Term Municipal Bond Fund, Columbia Georgia Intermediate Municipal Bond Fund, Columbia
Maryland Intermediate Municipal Bond Fund, Columbia
North Carolina Intermediate Municipal Bond Fund,
Columbia South Carolina Intermediate Municipal Bond
Fund, Columbia Virginia Intermediate Municipal Bond
Fund, Columbia California Intermediate Municipal Bond
Fund, Columbia Asset Allocation Fund II, Columbia LifeGoal Balanced Growth Portfolio, Columbia LifeGoal Growth Portfolio, Columbia LifeGoal Income & Growth Portfolio, Columbia LifeGoal Income Portfolio, Columbia Masters International Equity Portfolio, Columbia Masters Global Equity Portfolio, Columbia Masters Heritage Portfolio, Corporate Bond Portfolio and Mortgage- and Asset-Backed Portfolio (constituting part of Columbia Funds Series Trust, hereafter referred to as the "Funds") as of and for the year ended March 31, 2008, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds' internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Funds' internal control over financial reporting.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A fund's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the fund are being made only in accordance with authorizations of management and trustees of the fund; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.
Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds' annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Funds' internal control over financial reporting and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 2008.

This report is intended solely for the information and use of management and the Board of Trustees and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
May 23, 2008




Item 77D/77Q1(b)

Mortgage- and Asset-Backed Portfolio -- Policy Change
Effective January 3, 2008, the portfolio's dollar-weighted effective duration will be between one and six years under normal circumstances. Prior to this date, the portfolio's policy was to have a dollar-weighted effective duration between one and five years under normal circumstances.

Columbia High Income Fund
At a meeting of the Board of Trustees of Columbia
Funds Series Trust (the "Board") held in June 2007, the Board voted to take various actions to convert
Columbia High Income Fund (the "Former Feeder Fund") into a stand-alone fund, investing directly in individual portfolio securities rather than in interests of a master portfolio, which took place on February 28, 2008. These actions did not result in any changes in the investment objective or principal investment strategies of, or total fees charged to, the Former Feeder Fund. Nor did they result in a change in the principal risks of investing in the Former Feeder Fund, except that the risks of investing in a master-feeder structure no longer apply. There were no transaction or other costs charged to Former Feeder Fund shareholders and no federal income tax consequences as a result of these actions. Former Feeder Fund shareholder approval is not required to implement these actions and, therefore, was not requested.


Item 77M
Columbia Funds Series Trust (the "Acquiring Company"), on behalf of its series listed below (each, an "Acquiring
Fund"), became the surviving entity in reorganization with Excelsior Funds Inc. or Excelsior Tax-Exempt Funds,
Inc. listed below (each, an "Acquired Company"), on behalf of the respective series listed below (each, an "Acquired
Fund").

Excelsior Funds (Acquired Fund)         Columbia Funds (Acquiring Fund)
Excelsior Funds, Inc.
Short-Term Government Securities Fund   Columbia Short Term Bond Fund


Excelsior Tax-Exempt Funds, Inc.
California Short-Intermediate Term      Columbia California Intermediate
  Tax-Exempt Income Fund                 Municipal Bond Fund
Short-Term Tax-Exempt Securities Fund   Columbia Short Term Municipal
                                         Bond Fund

On October 17, 2007, the Board of the Acquiring Company approved an agreement and plan of reorganization providing for the sale of all of the assets of an Acquired Fund to, and the assumption of all of the liabilities of the Acquired Fund by, the respective Acquiring Fund, in complete liquidation of the Acquired Fund.

On September 28, 2007, the Board of the Acquired Company approved an agreement and plan of reorganization providing for the sale of all of the assets of an Acquired Fund to, and the assumption of all of the liabilities of the Acquired Fund by, the respective Acquiring Fund, in complete liquidation of the Acquired Fund.

On March 14, 2008, shareholders of each Acquired Fund approved an agreement and plan of reorganization providing for the sale of all of the assets of the Acquired Fund to, and the assumption of all of the liabilities of the Acquired Fund by, the Acquiring Fund, in complete liquidation of the Acquired Fund.

On March 31, 2008, each Acquiring Fund acquired all the assets of, and assumed all the liabilities of, the respective Acquired
Fund, in complete liquidation of such Acquired Fund. Shareholders of Shares Class shares of an Acquired Fund received Class Z shares of the Acquiring Fund.

The Acquiring Company's registration statement on Form N-14, including its prospectus/proxy statement, that filed with the Securities and Exchange Commission on December 17, 2007
(accession no. 0001193125-07-265853) is incorporated by reference.

Item 77E

On February 9, 2005, Banc of America Capital Management, LLC ("BACAP," now known as Columbia Management Advisors, LLC) and BACAP Distributors, LLC ("BACAP Distributors," now known as Columbia Management Distributors, Inc.) entered into an
Assurance of Discontinuance with the New York Attorney General (the "NYAG Settlement") and consented to the entry of a cease-and-desist order by the U.S. Securities and Exchange Commission (the "SEC") (the "SEC Order") on matters relating to mutual fund trading. A copy of the NYAG Settlement is available as part of the Bank of America Corporation Form 8-K filing on February 10, 2005 and a copy of the SEC Order is available on the SEC's website.Under the terms of the SEC Order, BACAP, BACAP Distributors, and their affiliate, Banc of America Securities, LLC ("BAS") agreed, among other things, (1) to pay $250 million in disgorgement and $125 million in civil money penalties; (2) to cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws;
(3) to undertake various remedial measures to ensure compliance with the federal securities laws related to certain mutual fund trading practices; and (4) to retain an independent consultant to review their applicable supervisory, compliance, control and other policies and procedures. The NYAG Settlement also requires, among other things, BACAP and BACAP Distributors, along with Columbia Management Advisors, Inc. (now merged into Columbia Management Advisors, LLC) and Columbia Funds Distributors, Inc. (now merged into Columbia Management Distributors, Inc.), the investment advisor to and distributor of the funds then known as the Columbia Funds, respectively, to reduce the management fees of Columbia Funds, including the Nations Funds that are now known as Columbia Funds, and other mutual funds, collectively by $32 million per year for five years, for a projected total of $160 million in management fee reductions. Consistent with the terms of the settlements, the Boards of the Nations Funds now known as Columbia Funds have an independent Chairman, are comprised of at least 75% independent trustees and have engaged an independent consultant with a wide range of compliance and oversight responsibilities.

Pursuant to the procedures set forth in the SEC Order, the $375 million in settlement amounts described above, of which approximately $90 million has been earmarked for seventeen of the Nations Funds that are now known as Columbia Funds and their shareholders, will be distributed in accordance with a distribution plan developed by an independent distribution consultant and approved by the SEC on December 27, 2007.

Civil Litigation

In connection with the events that resulted in the NYAG Settlement and SEC Order, various parties filed suits against Bank of America Corporation and certain of its affiliates, including BACAP and BACAP Distributors (collectively "BAC"), Nations Funds Trust (now known as Columbia Funds Series Trust) and its Board of Trustees. On February 20, 2004, the Judicial Panel on Multidistrict Litigation transferred these cases and cases against other mutual fund companies based on similar allegations to the United States District Court in Maryland for consolidated or coordinated pretrial proceedings (the "MDL"). Subsequently, additional related cases were transferred to the MDL. On September 29, 2004, the plaintiffs in the MDL filed amended and consolidated complaints. One of these amended complaints is a putative class action that includes claims under the federal securities laws and state common law, and that names
Nations Funds Trust, the Trustees, BAC and others as defendants. Another of the amended complaints is a derivative action purportedly on behalf of the Nations
Funds Trust against BAC and others that asserts claims under federal securities laws and state common law. Nations Funds Trust is a nominal defendant in this action.

On February 25, 2005, BAC and other defendants filed motions to dismiss the claims in the pending cases.

On December 15, 2005, BAC and others entered into a Stipulation of Settlement of the direct and derivative claims brought on behalf of the Nations Funds shareholders. The settlement is subject to court approval. If the settlement is approved, BAC would pay settlement administration costs and fees to plaintiffs' counsel as approved by the court.
The stipulation has not yet been presented to the court for approval.

Separately, a putative class action - Mehta v AIG SunAmerica Life Assurance Company - involving the pricing of mutual funds was filed in Illinois State Court, subsequently removed to federal court and then transferred to the United States District Court for the District of Maryland for coordinated or consolidated handling in the MDL. AIG SunAmerica Life Assurance Company has made demand upon Nations Separate Account Trust (as successor to Nations Annuity Trust and now known as Columbia Funds Variable Insurance Trust I) and BACAP (as successor to Banc of America Advisors, Inc. and now known as Columbia Management Advisors, LLC) for indemnification pursuant to the terms of a Fund Participation Agreement. On June 1, 2006, the court granted a motion to dismiss this case because it was preempted by the Securities Litigation Uniform Standards Act. That dismissal has been appealed to the United States Court of Appeals for the Fourth Circuit.

Separately, a putative class action (Reinke v. Bank of America, N.A., et al.) was filed against Nations Funds Trust (now known as Columbia Funds Series Trust) and others on December 16,
2004, in the United States District Court for the Eastern District of Missouri relating to the conversion of common trust funds and the investment of assets held in fiduciary accounts in the Funds. The Court granted Nations Funds
Trust's motion to dismiss this action on December 16, 2005.
No appeal was filed. On December 28, 2005, the same plaintiff's attorneys filed another putative class action asserting the same claims (Siepel v. Bank of America, N.A., et al.) against Columbia Funds Series Trust (as successor to Nations Funds Trust) and others in the United States District Court for the Eastern District of Missouri. The Court granted Columbia Funds Series Trust's motion to dismiss this action on December 27, 2006. The plaintiffs have appealed the decision dismissing this action to the United States Court of Appeals for the Eighth Circuit. That appeal is pending. On February 22, 2006, another putative class action asserting the same claims (Luleff v. Bank of America, N.A. et al.) was filed in the United States District Court for the Southern District of New York against Columbia Funds Series Trust, William Carmichael and others. The plaintiffs voluntarily dismissed this case against Columbia Funds Series Trust and William Carmichael on October 25, 2006. Bank of America, N.A. and Bank of America Corporation are still defendants in the case, pending a ruling on their motion to dismiss.


Item 77Q1(e)
INVESTMENT SUB-ADVISORY AGREEMENT
COLUMBIA FUNDS SERIES TRUST


      THIS AGREEMENT is made as of February 28, 2008, by and between COLUMBIA MANAGEMENT ADVISORS, LLC, a Delaware limited liability company (the "Adviser"), MACKAY SHIELDS
LLC, a Delaware limited liability company (the "Sub-Adviser"), and COLUMBIA FUNDS SERIES TRUST, a Delaware statutory trust (the "Trust"), on behalf of those series of the Trust now or hereafter identified on Schedule I (each a "Fund" and collectively, the "Funds").

      WHEREAS, the Trust is registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

      WHEREAS, the Adviser is registered with the Commission as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

      WHEREAS, the Sub-Adviser is also registered with the Commission as an investment adviser under the Advisers Act;

      WHEREAS, the Adviser and the Trust have entered into an investment advisory agreement (the "Investment Advisory
Agreement"), pursuant to which the Adviser manages the investment operations of each Fund and may delegate certain duties of the Adviser to one or more investment sub-adviser(s);
and

      WHEREAS, the Adviser, with the approval of the Board of Trustees of the Trust (the "Board"), including a majority of the Trustees who are not "interested persons" (defined herein) of any party to this Agreement, desires to delegate to the Sub-Adviser the duty to manage the portfolio investments of the Funds;

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

      1.	Appointment of Sub-Adviser.  The Adviser hereby
appoints the Sub-Adviser and the Sub-Adviser hereby agrees to manage the portfolio investments of each Fund subject to the terms of this Agreement and subject to the supervision of the Adviser and the Board.

      2.	Services of Sub-Adviser.  The Sub-Adviser shall
perform all services necessary for the management of the portfolio investments of each Fund, including but not limited to:

(a)	Managing the investment and reinvestment of all assets,
now or hereafter acquired by each Fund, including determining what securities and other investments are to be purchased or sold for each Fund and executing transactions accordingly;

(b)	Transmitting trades to each Fund's custodian for
settlement in accordance with each Fund's procedures and as may be directed by the Trust;

(c)	Assisting in the preparation of all shareholder
communications, including shareholder reports, and participating in shareholder relations;

(d)	Making recommendations as to the manner in which voting
rights, rights to consent to Fund action and any other rights pertaining to each Fund's portfolio securities shall be exercised;

(e)	Making recommendations to the Adviser and the Board
with respect to Fund investment policies and procedures, and carrying out such investment policies and procedures as are approved by the Board or by the Adviser under authority delegated by the Board to the Adviser;

(f)	Supplying reports, evaluations, analyses, statistical
data and information to the Adviser, the Board or to the Funds' officers and other service providers as the Adviser or the Board may reasonably request from time to time or as may be necessary or appropriate for the operation of the Trust as an open-end investment company or as necessary to comply with
Section 3(a) of this Agreement;

(g)	Maintaining all books and records with respect to the
investment decisions and securities transactions for each Fund required by applicable law;

(h)	Furnishing any and all other services, subject to review
by the Board, that the Adviser from time to time determines to be necessary or useful to perform its obligations under the Investment Advisory Agreement or as the Board may reasonably request from time to time.

      3.	Responsibilities of Sub-Adviser.  In carrying out
its obligations under this Agreement, the Sub-Adviser agrees that it will:

(a)	Comply with all applicable law, including but not limited
to the 1940 Act and the Advisers Act, the rules and regulations of the Commission thereunder, and the conditions of any order affecting the Trust or a Fund issued thereunder;

(b)	Use the same skill and care in providing such services as
it uses in providing services to other fiduciary accounts for which it has investment responsibilities;

(c)	The Sub-Adviser acknowledges that the Funds may engage in
transactions with certain investment sub-advisers in the Columbia Funds Family (and their affiliated persons) in reliance on exemptions under Rule 10f-3, Rule 12d3-1, Rule 17a-10 and Rule 17e-1 under the 1940 Act. Accordingly, the Sub-Adviser hereby agrees that it will not consult with any other investment sub-adviser of a Columbia Fund in the Columbia Funds Family concerning transactions for a Fund in securities or other investments, other than for purposes of complying with the conditions of Rule 12d3-1(a) and

(b). With respect to a Fund with one or more investment sub-advisers in addition to the Sub-Adviser, the Sub-Adviser shall be limited to providing investment advice only with respect to the portion of the Fund's assets as the Adviser may determine from time to time, and shall not consult with any other investment sub-adviser to the Fund that is a principal underwriter or an affiliated person of a principal underwriter concerning transactions for the Fund in securities or other investments.

(d)	Not make loans to any person for the purpose of
purchasing or carrying Fund shares;

(e)	Place, or arrange for the placement of, all orders
pursuant to its investment determinations for the Funds either directly with the issuer or with any broker or dealer (including any affiliated broker or dealer). In executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of each Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Sub-Adviser may also consider whether such broker or dealer furnishes research and other information or services to the Sub-Adviser;

(f)	Adhere to the investment objective, strategies and
policies and procedures of the Trust adopted on behalf of each Fund; and

(g)	Meet the service level performance standards that
the parties may agree to from time to time.

      4.	Confidentiality of Information.  Each party
agrees that it will treat confidentially all information provided by another party regarding such other party's business and operations, including without limitation the investment activities or holdings of a Fund. All confidential information provided by a party hereto shall not be disclosed to any unaffiliated third party without the prior consent of the providing party. The foregoing shall not apply to any information that is public when provided or thereafter becomes public or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

      5.	Services Not Exclusive. The services furnished
by the Sub-Adviser hereunder are deemed not to be exclusive, and the Sub-Adviser shall be free to furnish similar services to others so long as its provision of services under this Agreement is not impaired thereby. To the extent that the purchase or sale of securities or other investments of the same issuer may be deemed by the Sub-Adviser to be suitable for two or more accounts managed by the Sub-Adviser, the available securities or investments may be allocated in a manner believed by the Sub-Adviser to be equitable to each account. It is recognized that in some cases this procedure may adversely affect the price paid or received by a Fund or the size of the position obtainable for or disposed of by a Fund.

      6.	Delivery of Documents.  The Trust will provide
the Sub-Adviser with copies, properly certified or authenticated, of each of the following:

(a)	the Trust's Certificate of Trust, as filed with the
Secretary of State of Delaware, and Declaration of Trust (such Declaration of Trust, as presently in effect and as from time to time amended, is herein called the "Declaration of Trust");

(b)	the most recent prospectus(es) and statement(s) of
additional information relating to each Fund (such prospectus(es) together with the related statement(s) of additional information, as presently in effect and all amendments and supplements thereto, are herein called the "Prospectus");
and

(c)	any and all applicable policies and procedures approved
by the Board.

      The Trust will promptly furnish the Sub-Adviser with copies of any and all amendments of or additions or supplements to the foregoing.

      7.	Books and Records.  In compliance with the
requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains for each Fund under this Agreement are the property of the Trust and further agrees to surrender promptly to the Trust or the Adviser any of such records upon request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

      8.	Expenses of the Funds.  Except to the extent
expressly assumed by the Sub-Adviser and except to any extent required by law to be paid or reimbursed by the Sub-Adviser, the Sub-Adviser shall have no duty to pay any ordinary operating expenses incurred in the organization and operation of the Funds. Ordinary operating expenses include, but are not limited to, brokerage commissions and other transaction charges, taxes, legal, auditing, printing, or governmental fees, other Fund service providers' fees and expenses, including those related to third party pricing of portfolio securities, expenses of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, expenses relating to Board and shareholder meetings, and the cost of preparing and distributing reports and notices to shareholders. The Sub-Adviser shall pay all other expenses directly incurred by it in connection with its services under this Agreement.

      9.	Compensation.  Except as otherwise provided
herein, for the services provided to each Fund and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser and the Sub-Adviser will accept as full compensation therefor a fee determined in accordance with Schedule I attached hereto. It is understood that the Adviser shall be solely responsible for compensating the Sub-Adviser for performing any of the duties delegated to the Sub-Adviser and the Sub-Adviser agrees that it shall have no claim against the Trust or any Fund with respect to compensation under this Agreement. To the extent that the advisory fee that the Trust would be obligated to pay to the Adviser with respect to a Fund pursuant to the Investment Advisory Agreement is reduced or reimbursed, the fee that the Sub-Adviser would otherwise receive pursuant to this Agreement shall be reduced or reimbursed proportionately.

      10.	Liability of Sub-Adviser.  The Sub-Adviser shall
not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or the Trust in connection with the performance of its duties under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, from willful misfeasance, bad faith or negligence on the part of the Sub-Adviser or any of its officers, directors or employees, in connection with the performance of their duties under this Agreement, from reckless disregard by it or its officers, directors or employees of any of their obligations and duties under this Agreement, or from any violations of securities laws, rules, regulations, statutes and codes, whether federal or state, by the Sub-Adviser or any of its officers, directors or employees.

      11.	Indemnification.  The Sub-Adviser shall indemnify
and hold harmless the Funds and the Adviser from and against any and all direct or indirect claims, losses, liabilities or damages (including reasonable attorney's fees and other related expenses) resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, from willful misfeasance, bad faith or negligence on the part of the Sub-Adviser or any of its officers, directors or employees, in connection with the performance of their duties under this Agreement, from reckless disregard by it or its officers, directors or employees of any of their obligations and duties under this Agreement, or resulting from any violations of securities laws, rules, regulations, statutes and codes, whether federal or state, by the Sub-Adviser or any of its officers, directors or employees; provided, however, that the Sub-Adviser shall not be required to indemnify or otherwise hold the Funds or the Adviser harmless under this Section 11 where the claim against, or the loss, liability or damage experienced by the Funds or the Adviser, is caused by or is otherwise directly related to the Funds' or the Adviser's own willful misfeasance, bad faith or negligence, or to the reckless disregard by the Funds or the Adviser of their duties under this Agreement.

      12.	Term and Approval.  This Agreement will become
effective as of the date set forth herein above, and shall continue in effect until the second anniversary of its effective date. This Agreement will become effective with respect to each additional Fund as of the date set forth on
Schedule I when each such Fund is added thereto. The Agreement shall continue in effect for a Fund after the second anniversary of the effective date for successive annual periods ending on each anniversary of such date, provided that the continuation of the Agreement is specifically approved for the Fund at least annually:

(a)(i)	by the Board or (ii) by the vote of "a majority of the
outstanding voting securities" of the Fund (as defined in Section 2(a)(42) of the 1940 Act); and

(b)	by the affirmative vote of a majority of the Trustees
of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement (other than as Trustees of the Trust), by votes cast in person at a meeting specifically called for such purpose.

      13.	Termination.  This Agreement may be terminated
without payment of any penalty at any time by:

(a)	the Trust with respect to a Fund, by vote of the Board
or by vote of a majority of a Fund's outstanding voting securities, upon sixty (60) days' written notice to the other parties to this Agreement; or

(b)	the Adviser or the Sub-Adviser with respect to a Fund,
upon sixty (60) days' written notice to the other parties to this Agreement.

      Any party entitled to notice may waive the notice provided for herein. This Agreement shall automatically terminate in the event of its assignment, unless an order is issued by the Commission conditionally or unconditionally exempting such assignment from the provisions of Section 15(a) of the 1940 Act, in which event this Agreement shall remain in full force and effect subject to the terms of such order. For the purposes of this paragraph, the definitions contained in Section 2(a) of the 1940 Act and the applicable rules under the 1940 Act shall apply.

      14.	Code of Ethics.  The Sub-Adviser represents that it
has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser or the Trust with a copy of such code, any amendments or supplements thereto and its policies and/or procedures implemented to ensure compliance therewith.

      15.	Insurance.  The Sub-Adviser shall maintain for the
term of this Agreement and provide evidence thereof to the Trust or the Adviser a blanket bond and professional liability (error and omissions) insurance in an amount reasonably acceptable to Adviser.

      16.	Representations and Warranties.  Each party to this
Agreement represents and warrants that the execution, delivery and performance of its obligations under this Agreement are within its powers, have been duly authorized by all necessary actions and that this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms. The Sub-Adviser further represents and warrants that it is duly registered as an investment adviser under the Advisers Act.

      17.	Amendment of this Agreement.  No provision of this
 Agreement may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

      18.	Notices.  Any notices under this Agreement shall be
in writing, addressed and delivered or mailed postage paid to such address as may be designated for the receipt of such notice. Until further notice, it is agreed that the address of the Trust shall be One Financial Center, Boston, Massachusetts, 02111, Attention:
Secretary, that of the Adviser shall be One Financial Center, Boston, Massachusetts, 02111, Attention: President and that of the Sub-Adviser shall be MacKay Shields LLC, 9 West 57th Street, New York, New York 10019, Attention: General Counsel. The Sub-Adviser agrees to promptly notify the Adviser and the Trust in writing of the occurrence of any event which could have a material impact on the performance of its duties under this Agreement, including but not limited to (i) the occurrence of any event which could disqualify the Sub-Adviser from serving as an investment adviser pursuant to
Section 9 of the 1940 Act; (ii) any material change in the Sub-Adviser's business activities; (iii) any event that would constitute a chane in control of the Sub-Adviser; (iv) any change in the portfolio manager or portfolio management team of a Fund;
(v) the existence of any pending or threatened audit, investigation, examination, complaint or other inquiry (other than routine audits or regulatory examinations or inspections) relating to any Fund; and
(vi) any material violation of the Sub-Adviser's code of ethics.

      19.	Release.  The names "Columbia Funds Series Trust"
and "Trustees of Columbia Funds Series Trust" refer respectively to the Trust created by the Declaration of Trust and the Trustees as Trustees but not individually or personally. All parties hereto acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust and that no Trustee, officer or shareholder shall be personally liable for any such liabilities. All persons dealing with any Fund of the Trust must look solely to the property belonging to such Fund for the enforcement of any claims against the Trust.

      20.	Miscellaneous.  This Agreement contains the entire
understanding of the parties hereto. Each provision of this Agreement is intended to be severable. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      21.	Governing Law.  This Agreement shall be governed
by, and construed in accordance with, Delaware law and the federal securities laws, including the 1940 Act and the Advisers Act.

      22.	Counterparts.  This Agreement may be executed in
any number of counterparts, each of which shall be deemed an original.

      23.	Use of the Name "Columbia Funds".  The Sub-Adviser
agrees that it will not use the name "Columbia Funds", any derivative thereof, or the name of the Adviser, the Trust or any Fund except in accordance with such policies and procedures as may be mutually agreed to in writing.


IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                              COLUMBIA FUNDS SERIES TRUST
                              on behalf of the Funds

                                By:/s/ J. Kevin Connaughton
                                J. Kevin Connaughton
	                        Senior Vice President, Treasurer and
                                  Chief Financial Officer


                              COLUMBIA MANAGEMENT ADVISORS, LLC

                                By: /s/ Christopher L. Wilson
                                Christopher L. Wilson
	                        Managing Director


                             MACKAY SHIELDS LLC

                                By: /s/ Lucille Protas
                                    Name: Lucille Protas
	                        Title:  Senior Managing Director



                                    SCHEDULE I

	The Adviser shall pay the Sub-Adviser, as full compensation for services provided and expenses assumed hereunder, a sub-advisory fee for each Fund, computed daily and payable monthly at the annual rates listed below as a percentage of the average daily net assets of the Fund:


Fund                         Rate of
                           Compensation                 Effective Date

Columbia High Income Fund * 0.40% of average daily         02/28/08
                            net assets up to and
                           including $100 million
                          * 0.375% of average daily    (Adopted from the
                            net assets in excess of    Columbia Funds
                            $100 million and up to     Maser Investment
                            and including $200 million Trust, LLC Investment
                          * 0.35% of average daily     Sub-Advisory
                            net assets in excess of    Agreement, effective
                            $200 million               09/30/05)

Current as of the 28th day of February, 2008.

                          COLUMBIA FUNDS SERIES TRUST
                          on behalf of the Funds

                          By:/s/ J. Kevin Connaughton
                          J. Kevin Connaughton
                  	  Senior Vice President, Treasurer
                           and Chief Financial Officer


                          COLUMBIA MANAGEMENT ADVISORS, LLC

                          By: /s/ Christopher L. Wilson
                          Christopher L. Wilson
	                  Managing Director

                          MACKAY SHIELDS LLC

                          By: /s/ Lucille Protas
        	          Name: Lucille Protas
	                  Title:  Senior Managing Director